Exhibit 10.3

2009 Performance Share Award
PERFORMANCE SHARE AGREEMENT
UNDER THE
PINNACLE WEST CAPITAL CORPORATION
2007 LONG-TERM INCENTIVE PLAN
     THIS AWARD AGREEMENT is made and entered into as of                                         2009 (the “Date of Grant”), by and between Pinnacle West Capital Corporation (the “Company”), and                                         (“Employee”).
BACKGROUND
A.	The Board of Directors of the Company has adopted, and the Company’s shareholders have approved, the Pinnacle West Capital Corporation 2007 Long-Term Incentive Plan (the “Plan”), pursuant to which Performance Share Awards may be granted to employees of the Company and its Subsidiaries and certain other individuals.

B.	The Company desires to grant to Employee a Performance Share Award under the terms of the Plan.

C.	Pursuant to the Plan, the Company and Employee agree as follows:
AGREEMENT
1.	Grant of Award. Pursuant to action of the Committee, which was taken on the Date of Grant, the Company grants to Employee (___) Performance Shares and Dividend Equivalents. The Performance Shares granted under this Section 1 are referred to in this Award Agreement as the “Base Grant.”

2.	Award Subject to Plan. This Performance Share Award is granted under and is expressly subject to all of the terms and provisions of the Plan, which terms are incorporated herein by reference, and this Award Agreement.

3.	Performance Period. The Performance Period for this Award begins January 1, 2009 and ends December 31, 2011.

4.	Payment.
(a)	Performance Shares Payable In Stock. As soon as practicable in the fiscal year immediately following the end of the Performance Period, the Company will determine (i) the Company’s Earnings Per Share Growth Rate (as defined herein) as compared to the Earnings Per Share Growth Rates of the companies in the S&P 1500 Super Composite Electric Utility Index (the “Growth Index”) over the Performance Period and (ii) the Company’s Average Performance with respect to the Performance Metrics (as defined herein). The Company will then deliver to Employee one (1) share of the Company’s Stock for each then-outstanding Performance Share under this Award Agreement, subject to adjustment pursuant to Section 5 below. The Company anticipates that the Stock payout, if any, related to the Company’s Earnings Per Share Growth Rate will be made on or about April 1, 2012. The Company anticipates that the Stock payout, if any, related to the Performance Metrics will be made on or about November 30, 2012. In no event will the Stock payouts described in this Subsection 5(a) be made later than December 31, 2012.

(b)	Retirement. In the case of Employee’s Retirement (as defined herein) during the Performance Period, Employee shall be deemed to have been employed by the Company through the end of the Performance Period and Employee will receive the Stock and Dividend Equivalents, if any, to which Employee is entitled at the time specified in this Section. For purposes of this Award Agreement, “Retirement” means a termination of employment which constitutes an “Early Retirement” or a “Normal Retirement” under the Pinnacle West Capital Corporation Retirement Plan.

(c)	Dividend Equivalents. In satisfaction of the Dividend Equivalent Award made pursuant to Section 1, at the time of the Company’s delivery of Stock to Employee pursuant to Subsection 4(a) above, the Company also will deliver to Employee a cash payment equal to the amount of dividends, if any, declared on the number of shares of Stock equal to the number of shares of Stock delivered to Employee from the Date of Grant to the date of the payment, plus interest on such amount at the rate of 5% percent, compounded quarterly, as determined pursuant to the Plan.
5.	Performance Criteria and Adjustments.
(a)	Adjustment of Base Grant for Earnings Per Share Growth Rate. Fifty percent (50%) of the Base Grant will increase or decrease based upon the Company’s “Earnings Per Share Growth Rate” as compared to the Earnings Per Share Growth Rates of the companies in the Growth Index during the Performance Period, as follows:

If the Company’s Earnings Per Share
Compound Growth Rate Over The
Performance Period As Compared to the	The Number of
Earnings Per Share Growth Rates of the	Performance Shares
Companies in the Growth Index is:	will be:
75th Percentile	.75 X Base Grant
50th Percentile	0.5 X Base Grant
25th Percentile	0.25 X Base Grant
Less than 25th Percentile	None
     If intermediate percentiles are achieved, the number of Performance Shares awarded will be prorated (partial shares will be rounded down to the nearest whole share when applicable). For example, if the Company’s Earnings Per Share Growth Rate during the Performance Period places the Company’s performance in the 60th percentile, then the number of Performance Shares would be increased to 0.60 (0.5 X 60/50) multiplied by the Base Grant. In no event will Employee be entitled to receive a number of Performance Shares pursuant to this Subsection 5(a) greater than .75 times the Base Grant, even if the Company’s Earnings Per Share Growth Rate during the Performance Period places the Company’s performance higher than the 75th percentile.

(b)	Adjustment of Base Grant for Performance Metrics. Fifty percent (50%) of the Base Grant will increase or decrease based upon the Company’s “Average Performance” with respect to the “Performance Metrics,” as follows:

The Number of
Performance Shares will
If the Company’s Average Performance is:	be:

75th Percentile	.75 X Base Grant
50th Percentile	0.5 X Base Grant
25th Percentile	0.25 X Base Grant
Less than 25th Percentile	None
     If intermediate percentiles are achieved, the number of Performance Shares awarded pursuant to this Subsection 5(b) will be prorated (partial shares will be rounded down to the nearest whole share when applicable). For example, if the Company’s Average Performance during the Performance Period places the Company’s performance in the 60th percentile, then the number of Performance Shares would be increased to .60 (0.5 X 60/50) multiplied by the Base Grant. In no event will Employee be entitled to receive a number of Performance Shares pursuant to this Subsection (b) greater than .75 times the Base Grant, even if the Company’s Average Performance during the Performance Period places the Company’s performance higher than the 75th percentile.
6.	Definitions.
(a)	Earnings Per Share Growth Rate. “Earnings Per Share Growth Rate” for the Performance Period is the compounded annual-growth rate (“CAGR”) of a company’s earnings per share from continuing operations, on a fully diluted basis, during the Performance Period; provided, however, that for purposes of calculating the Company’s Earnings Per Share Growth Rate, SunCor Development Company’s earnings or losses will be disregarded for each fiscal year during the Performance Period. Only those companies that were included in the Growth Index in each of the years of the Performance Period will be considered. The Earnings Per Share Growth Rates of the companies in the Growth Index will be determined using an independent third party data system. If the Growth Index is discontinued, the Committee shall select the most comparable index then in use for the sector comparison. In addition, if the sector comparison is no longer representative of the Company’s industry or business, the Committee shall replace the Growth Index with the most representative index then in use. Once the CAGR of the Company and all relevant companies in the Growth Index have been determined, the member companies will be ranked from greatest to least CAGR. Percentiles will be calculated based on a company’s relative ranking. For example, company 1 out of 26 companies is given a percentile of 96.2% (1.0 — 1/26). Percentiles will be carried out to one (1) decimal place. If the Company is not in the Growth Index, then its percentile will be interpolated between the companies listed in the relative ranking. These calculations will be verified by the Company’s internal auditors.
(b)	Performance Metrics. The “Performance Metrics” for the Performance Period are (i) the JD Power Residential Survey for investor-owned utilities in the Western Region; (ii) the System Average Interruption Frequency Index (Major

Events Excluded) (“SAIFI”); (iii) Arizona Public Service Company’s customer to employee improvement ratio; (iv) the OSHA rate (All Incident Injury Rate); (v) nuclear capacity factor; and (vi) coal capacity factor.
(1)	With respect to the Performance Metric described in clause (i) of this Subsection 6(b), the JD Power Residential Survey will provide data on an annual basis reflecting the Company’s percentile ranking, relative to other participating companies.

(2)	With respect to the Performance Metric described in clause (ii) of this Subsection 6(b), the Edison Electric Institute (“EEI”) will provide on an annual basis the quartile rankings (or percentile rankings, if available) associated with the SAIFI result of the participating companies; the Company will determine its SAIFI result for the year in question and determine its quartile ranking (or percentile ranking, if percentile rankings are available) based on the information provided by EEI.

(3)	With respect to the Performance Metric described in clause (iii) of this Subsection 6(b), SNL, an independent third party data system, will provide data on an annual basis regarding the customer and employee counts; the Company will use its customer and employee counts for the year in question and determine its percentile ranking based on the information provided by SNL. Only those companies whose customers and employees were included in the data provided by SNL in each of the years of the Performance Period will be considered.

(4)	With respect to the Performance Metric described in clause (iv) of this Subsection 6(b), EEI will provide data on an annual basis regarding the OSHA rate of the participating companies; the Company will calculate its OSHA rate for the year in question and determine its percentile ranking based on the information provided by EEI.

(5)	With respect to the Performance Metric described in clause (v) of this Subsection 6(b), SNL will provide data on an annual basis regarding the nuclear capacity factors of the participating nuclear plants; the Company will calculate its nuclear capacity factor for the year in question and determine its percentile ranking based on the information provided by SNL. Only those plants that were included in the data provided by SNL in each of the years of the Performance Period will be considered.

(6)	With respect to the Performance Metric described in clause (vi) of this Subsection 6(b), SNL will provide data on an annual basis regarding the coal capacity factors of the participating coal plants; the Company will calculate its coal capacity factor for the year in question and determine its percentile ranking based on the information provided by SNL. Only those plants that were included in the data provided by SNL in each of the years of the Performance Period will be considered.

(7)	The Company’s percentile ranking during the Performance Period for each Performance Metric will be the average of the Company’s percentile ranking for each Performance Metric during each of the three years of the

Performance Period (each, an “Average Performance Metric”); provided, however, that if a Performance Metric for 2011 is not calculable by December 15, 2012, the Performance Metric shall consist of the three most recent years for which such Performance Metric is calculable. The Company’s “Average Performance,” for purposes of determining any Base Grant adjustments pursuant to Subsection 5(b) above will be the average of the Average Performance Metrics. If only quartile, rather than percentile, rankings are available for a particular Performance Metric, the Average Performance Metric for any such Performance Metric shall be expressed as a percentile. For example, if the Performance Metric was in the top quartile for two Performance Periods and in the lowest quartile in the other Performance Period, the average of these quartiles would be 3 (the average of 4, 4, and 1) and the Average Performance Metric would be the 75th percentile (3 /4). The calculations in this Subsection 6(b)(7) will be verified by the Company’s internal auditors.

(8)	If either EEI or SNL discontinues providing the data specified above, the Committee shall select a data source that, in the Committee’s judgment, will provide data most comparable to the data provided by EEI or SNL, as the case may be. If the JD Power Residential Survey for investor-owned utilities in the Western Region (or a successor JD Power survey) is not available during each of the years of the Performance Period, the Performance Metric associated with the JD Power Residential Survey (Subsection 6(b)(1)) will be disregarded and not included in the Company’s Average Performance for purposes of determining any Base Grant adjustments pursuant to Subsection 5(b).
7.	Termination of Award. This Award Agreement will terminate and be of no further force or effect on the date that Employee is no longer actively employed by the Company or any of its Subsidiaries, whether due to voluntary or involuntary termination, death, retirement, disability, or otherwise, except as specifically set forth in Section 4. Employee will, however, be entitled to receive any Stock and Dividend Equivalents payable under Section 4 of this Award Agreement if Employee’s employment terminates after the end of the Performance Period but before Employee’s receipt of such Stock and Dividend Equivalents.
8.	Section 409A Compliance.
(a)	Purpose of this Provision. Section 409A of the Code imposes a number of requirements on “non-qualified deferred compensation” plans and arrangements. Based on regulations issued by the Internal Revenue Service, the Company has concluded that this Performance Share Award is subject to Section 409A. As a result, unless the Plan and this Award Agreement are administered to comply with the new rules, Employee will be required to pay an additional 20% tax (in addition to regular income taxes) on the compensation provided by this Award Agreement. In addition, under Section 409A additional interest will be payable.

(b)	Compliance with Section 409A. The Company intends to comply with Section 409A by assuring that all amounts to which Employee becomes entitled hereunder are payable at a specified time or pursuant to a fixed schedule within the meaning of Treas. Reg. § 1.409A-3(a)(4). As a result, any payment or transfer to Employee shall be made at the time specified in Section 4. The provisions of this Subsection 8(b) apply to all amounts due pursuant to this Award Agreement.

(c)	Miscellaneous Payment Provisions. If a payment is not made due to a dispute in payments, payments can be delayed in accordance with Treas. Reg. § 1.409A-3(g).

(d)	Ban on Acceleration or Deferral. Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Award Agreement be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.

(e)	No Elections. Employee does not have any right to make any election regarding the time or form of any payment due under this Award Agreement.

(f)	Compliant Operation and Interpretation. The Plan and this Award Agreement shall be administered in compliance with Section 409A and each provision of the Award Agreement and the Plan shall be interpreted, to the extent possible, to comply with Section 409A.
9.	Tax Withholding. Any and all payments made pursuant to this Award Agreement shall be subject to applicable tax withholding requirements and employment taxes. Employee must pay, or make arrangements acceptable to the Company for the payment of any and all required federal, state, and local income and payroll tax withholding. Employee may satisfy any such tax withholding obligation by paying the amount in cash or by check. In the alternative, Employee may elect to have the Company withhold shares of Stock having a Fair Market Value on the date of withholding sufficient to cover the minimum statutory withholding obligation. Within 45 days after the Date of Grant, Employee must elect, by providing written notice to the Company, to satisfy any tax withholding obligation by paying the amount in cash or by check or by having the Company withhold shares of Stock having a Fair Market Value on the date of withholding sufficient to cover the minimum statutory withholding obligation. In the absence of a timely election by Employee, Employee’s minimum statutory withholding obligation will be satisfied through the Company’s withholding shares of Stock as set forth above.

10.	Continued Employment. Nothing in the Plan or this Award Agreement shall be interpreted to interfere with or limit in any way the right of the Company to terminate Employee’s employment or services at any time. In addition, nothing in the Plan or this Award Agreement shall be interpreted to confer upon Employee the right to continue in the employ or service of the Company.

11.	Voting Rights. Employee is not entitled to voting rights with respect to shares of Stock by virtue of this Award. Upon issuance of Stock in settlement of Employee’s Performance Share Awards, Employee will have voting rights with respect to such shares of Stock.

12.	Non-Transferability. Neither this Award nor any rights under this Award Agreement may be assigned, transferred, or in any manner encumbered except by will or the laws of descent and distribution, and any attempted assignment, transfer, mortgage, pledge or encumbrance except as herein authorized, will be void and of no effect.

13.	Definitions: Copy of Plan and Plan Prospectus. To the extent not specifically defined in this Award Agreement, all capitalized terms used in this Award Agreement will have the same meanings ascribed to them in the Plan. Employee will receive a copy of the Plan and the related Plan Prospectus. In the event of any conflict between the terms and conditions of this Award Agreement and the Plan, the provisions of the Plan shall control.

14.	Amendment. Except as otherwise provided in the Plan, this Award Agreement may be amended only by a written agreement executed by the Company and Employee.

15.	Choice of Law. This Award Agreement will be governed by the laws of the State of Arizona, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Award Agreement to another jurisdiction.
       An authorized representative of the Company has signed this Award Agreement as of the Date of Grant.

PINNACLE	WEST CAPITAL CORPORATION

By:
Its:

Pinnacle West Capital Corporation
PERFORMANCE SHARE AWARD
ELECTION FORM

INFORMATION ABOUT YOU

Last	First	Middle Initial	Employee ID#

TAX WITHHOLDING ELECTION

I hereby elect to satisfy any tax withholding obligation associated with my receipt of Stock pursuant to my Performance Share Agreement in the following form (place an “X” in the “Cash” column or in the “Stock” column):

Cash	Stock

(I will write a check for my taxes that are due)	(The Company should withhold shares of my stock to cover my taxes)
☐	☐

PARTICIPANT NAME (PLEASE PRINT)

PARTICIPANT SIGNATURE	DATE
IMPORTANT NOTE: Please complete and return this Election Form to                    at Mail Station